News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Date: July 19, 2001 Release No. C-1694

Contacts: Greg Guest 404-652-4739 Robin Keegan 404-652-4713

GEORGIA-PACIFIC GROUP REPORTS SECOND QUARTER EARNINGS
BUOYED BY CONSUMER PRODUCTS BUSINESS

            ATLANTA -- Georgia-Pacific Group (NYSE:GP), the pulp, paper and building products business of Georgia-Pacific Corp., today reported net income of $29 million (13 cents diluted earnings per share) for the quarter ending June 30, 2001, including a one-time charge of $67 million ($43 million after tax, or 19 cents diluted earnings per share) associated with plant closures and indefinite curtailments in its gypsum wallboard business, versus $206 million ($1.20 diluted earnings per share) for the same period last year. Excluding the unusual item, net income for the second quarter 2001 was $72 million (32 cents diluted earnings per share).

            Total sales for Georgia-Pacific Group in the second quarter 2001 were $6.6 billion compared with $5.6 billion in second quarter 2000. The group's earnings before income taxes, depreciation and amortization (EBITDA) were $774 million. Debt for Georgia-Pacific Group was reduced to $14.39 billion by the second quarter's end, compared with $14.78 billion at the end of the first quarter.

            "Our consumer products business carried the quarter, further demonstrating that our strategic investment in growing this value-added segment was the right thing to do for the long-term benefit of our shareholders," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "While I am never satisfied with earnings per share of 32 cents, I believe the quarter's outcome highlights the underlying strength of this business and the success we are achieving in integrating the operations acquired from Fort James. Clearly, our consumer products business preserved our profitability in a quarter that would have otherwise fallen short."

            The consumer products segment - which includes operations acquired from Fort James Corp. late last year - recorded an operating profit of $227 million for the second quarter 2001 versus $48 million in the same period last year prior to the acquisition of those operations. In the first quarter 2001, the consumer products business had operating profits of $101 million, including a one-time charge of $82 million for the closure of a pulp mill at Bellingham, Wash. Georgia-Pacific's consumer products segment includes its retail and away-from-home tissue businesses in North America and Europe, and the Dixie disposable tableware business in North America.

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            Georgia-Pacific's building products segment recorded a second quarter 2001 operating profit of $69 million, including the one-time charge related to plant closures and production curtailments in commodity gypsum wallboard, compared with an operating profit of $182 million a year ago. The segment, which includes the company's building products manufacturing and distribution operations, recorded an operating loss of $24 million in the first quarter 2001.

            The containerboard and packaging segment reported an operating profit of $103 million in the second quarter 2001 versus $141 million in the second quarter 2000. In the first quarter 2001, the segment recorded operating profits of $88 million.

            The bleached pulp and paper segment recorded operating profits of $24 million for the second quarter 2001 compared with $139 million during the same quarter last year. This segment, which includes Georgia-Pacific's pulp and communication papers businesses and its Unisource paper distribution business, had operating profits of $57 million in the first quarter 2001.

            For the first half of 2001, Georgia-Pacific Group reported a net loss of $108 million (48 cents diluted loss per share) versus net income of $400 million ($2.30 diluted earnings per share) in 2000.

            "The transformation of Georgia-Pacific continued in earnest during the second quarter," Correll said. "We completed a significant agreement with Domtar Inc. to sell four stand-alone white paper mills for $1.65 billion and will use the proceeds to repay debt. In addition, we are moving forward with the merger of The Timber Company with Plum Creek Timber Co., which will remove more than $700 million in debt from the corporation's balance sheet.

            "In our North American retail and away-from-home tissue businesses, prices were slightly lower with case shipments higher in retail and lower in commercial products, reflecting the trend of consumers staying home more and visiting business establishments such as restaurants and hotels less frequently. In Europe, shipments were slightly higher and prices also dropped slightly. The Dixie business continued to shine with both shipment volumes and prices slightly higher than a year ago.

            "Despite an early-quarter spike in prices for structural panels and lumber, results in our building products segment continued to suffer from the dramatic decline in gypsum wallboard prices, which were down nearly 40 percent from a year ago. We took bold action during the quarter to help stem the losses from this business by reducing commodity wallboard production by 45 percent of capacity.

            "Results in the containerboard and packaging segment also were impacted by the slowing domestic economy," Correll continued. "Prices for containerboard were lower than last year as was demand for corrugated boxes.

            "Our bleached pulp and paper segment, which includes our market pulp, communication papers and Unisource paper distribution businesses, suffered price erosion in all its businesses. Market pulp prices, for example, fell 30 percent from second quarter 2000, and communication paper prices were 3 percent lower than a year ago. Demand for paper and related items sold through Unisource slowed significantly also as a result of the prevailing economic conditions in North America.

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            "Results from the first half of 2001 clearly demonstrate that many customers of our traditional businesses are experiencing difficulties. We do not foresee any appreciable change in the economic conditions in the quarter ahead for pulp, paper and packaging.

            "Although housing construction continues to fuel solid demand for structural panels and lumber, the industry's chronic over-capacity problem in these businesses will likely prevent any dramatic changes in prices.

            "Throughout the year, we have consistently held firm in our commitment to balance production and demand and not build inventories, and have taken downtime accordingly in nearly all of our operations. In addition, we have reduced our debt by approximately $815 million and are continuing our efforts to reduce working capital.

            "Although we are early in the game and have much work ahead, we have made a lot of progress toward becoming what we promised when we announced the Fort James acquisition a year ago - a new Georgia-Pacific focused on its shareholders, its customers and its brands," Correll concluded.

            Georgia-Pacific Corp. also today provided consolidated results for Georgia-Pacific Group and The Timber Company for second quarter 2001. The corporation recorded consolidated net income of $65 million for the three months ended June 30, 2001, compared with $240 million for the same period a year ago. For the first half of 2001, the corporation's consolidated net loss was $50 million versus consolidated net income of $474 million in the first six months last year.

            Georgia-Pacific Corp.'s common stock was redesignated in December 1997 to reflect separately the performance of the corporation's pulp, paper and building products businesses, which are now known as Georgia-Pacific Group (website: www.gp.com). A separate class of common stock reflects the performance of the corporation's timber operating group, which is publicly traded as The Timber Company (NYSE:TGP).

Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing and future economic conditions, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for pulp, paper and building products, the corresponding level of demand for wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended December 30, 2000, and Form 10-Q for the quarter ended March 31, 2001.

            A tabulation of results for Georgia-Pacific Group follows:

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GEORGIA-PACIFIC GROUP
Operating Highlights
(In millions, except per share amounts)
(unaudited)

	Three Months Ended June 30, 2001	Three Months Ended July 1, 2000
NET SALES TO UNAFFILIATED CUSTOMERS Building products Containerboard and packaging Bleached pulp and paper Consumer products Other	$ 1,973 621 2,129 1,880 -	$ 2,221 680 2,225 462 1
Total net sales	$ 6,603	$ 5,589
OPERATING PROFIT (LOSS) Building products Containerboard and packaging Bleached pulp and paper Consumer products Other	$ 69 103 24 227 (55)	$ 182 141 139 48 (53)
Total operating profit Interest expense Provision for income taxes	368 (289) (50)	457 (135) (116)
Net income	$ 29	$ 206
Basic per share: Net income per share	$ 0.13	$ 1.21
Diluted per share: Net income per share	$ 0.13	$ 1.20
Average number of shares outstanding: Basic Diluted	226.4 229.0	170.6 172.4

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GEORGIA-PACIFIC GROUP
Operating Highlights
(In millions, except per share amounts)
(unaudited)

	Six Months Ended June 30, 2001	Six Months Ended July 1, 2000
NET SALES TO UNAFFILIATED CUSTOMERS Building products Containerboard and packaging Bleached pulp and paper Consumer products Other	$ 3,554 1,233 4,339 3,793 1	$ 4,354 1,338 4,475 939 2
Total net sales	$ 12,920	$ 11,108
OPERATING PROFIT (LOSS) Building products Containerboard and packaging Bleached pulp and paper Consumer products Other	$ 45 191 81 328 (148)	$ 388 272 253 100 (109)
Total operating profit Interest expense Provision for income taxes	497 (599) (5)	904 (270) (234)
(Loss) income before extraordinary item and accounting change	(107)	400
Extraordinary loss, net of taxes	(12)	-
Cumulative effect of accounting change, net of taxes	11	-
Net (loss) income	$ (108)	$ 400
Basic per share: (Loss) income before extraordinary item and accounting change Extraordinary loss, net of taxes Cumulative effect of accounting change, net of taxes	$ (0.47) (0.05) 0.04	$ 2.34 - -
Net (loss) income	$ (0.48)	$ 2.34
Diluted per share: (Loss) income before extraordinary item and accounting change Extraordinary loss, net of taxes Cumulative effect of accounting change, net of taxes	$ (0.47) (0.05) 0.04	$ 2.30 - -
Net (loss) income	$ (0.48)	$ 2.30
Average number of shares outstanding: Basic Diluted	225.9 225.9	171.2 173.6

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Notes to Operating Highlights
1.

In June 2001, the Corporation announced that it will close gypsum wallboard plants at Savannah, Ga.; Long Beach, Calif.; and Winnipeg, Manitoba, Canada. The Corporation also announced that it will indefinitely idle commodity wallboard production lines at Acme, Texas; Sigurd, Utah; and Blue Rapids, Kan.; and reduce operations at its remaining 13 gypsum wallboard production facilities. In connection with this announcement, the Corporation recorded a pre-tax charge of approximately $67 million.

2.

In the first quarter of 2001, the Corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, accordingly, recorded an after-tax cumulative effect of accounting change credit of $11 million.

3.

In the first quarter of 2001, the Corporation refinanced debt in the amount of $300 million, and accordingly, recorded an extraordinary loss on the early extinguishment of debt in the amount of $12 million.

4.

At the end of November 2000, the Corporation acquired Fort James Corporation ("Fort James"). Fort James' results of operations were consolidated with those of the Corporation beginning in the fiscal month of December 2000.

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